Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into this 3rd day of December, 2013 between Coty Inc., a Delaware corporation (the “Company” and, collectively with its affiliates, “Coty”), and Patrice de Talhouët (“Executive”).

RECITALS

A	The parties desire that Executive will become employed by the Company on or about January 1, 2014.

B	The parties desire to set forth in this Agreement the terms of Executive’s employment with the Company.

NOW, THEREFORE, the parties agree as follows:

1.	Employment.

	1.1	In General. The Company agrees to employ Executive on or about January 1, 2014, and Executive accepts such employment, on the terms and conditions set forth in this Agreement. The date Executive commences employment with the Company is referred to in this Agreement as the “Effective Date.”

	1.2	At-Will Employment. This Agreement does not constitute, and may not be construed as, a commitment to employment for any specific duration. The duration and terms and conditions of Executive’s employment relationship with the Company shall be at will, which means that the Company may change the terms and conditions of the employment relationship, and that Executive may leave the Company, or the Company may require Executive to leave its employ, for any reason or no reason, at any time.

2.	Duties.

	2.1	Chief Financial Officer.

		2.1.1	Executive shall be the Company’s Chief Financial Officer, reporting to the Company’s Chief Executive Officer, and shall serve on the Company’s Executive Committee. Executive shall perform all duties customarily associated with his office and shall perform such additional duties consistent with his position as may be assigned to him from time to time by the Company’s Chief Executive Officer. Such duties shall include, without limitation, responsibility for worldwide finance organization; corporate finance (controlling, tax treasury, internal audit); business development/M&A; global IM organization; and investor relations.

		2.1.2	Subject to Section 2.1.3, Executive shall devote his entire business time, attention, and energies to the business of the Company during Executive’s employment with the Company and shall use his best efforts to perform such responsibilities faithfully and efficiently. Executive shall comply with the Coty Code of Business Conduct, as in effect from time to time.

		2.1.3	Nothing herein shall prohibit Executive from pursuing charitable activities that are unrelated to the Company’s business as long as they do not violate Section 7, conflict with the interests of Coty, or interfere with the performance of his duties pursuant to this Agreement.

	2.2	Location. Executive’s position will be based at the Company’s principal office in New York, New York. Notwithstanding the foregoing, Executive will be required to travel extensively within the normal course of his duties. Executive may also be required to relocate in accordance with the Company’s needs, such relocation being subject to the terms of the Company’s International Transfer Policy

3.	Compensation and Benefits. Executive’s compensation and benefits during his employment under this Agreement shall be as follows:

	3.1	Salary. The Company shall pay Executive base salary (“Salary”) at an annual rate of seven hundred fifty thousand dollars ($750,000). Executive’s Salary shall be payable in accordance with the Company’s normal payroll practices as in effect from time to time.

	3.2	APP Bonus. Executive shall be eligible to participate in the Coty Annual Performance Plan (the “APP”), with a Target Award of sixty percent (60%) of Executive’s Salary. The actual APP award (“Bonus”) will depend on the value of Coty financial metrics and Executive’s personal performance, and will be between 0 and 3.6 times the Target Award (i.e., a maximum potential award of 216% of Executive’s Salary). Executive understands that the APP is a discretionary bonus plan and may be amended or terminated by Coty in its sole discretion at any time, and that a Bonus is not guaranteed by Coty.

	3.3	Long-Term Incentive Plan.

		3.3.1	Initial Grant. Upon commencement of his employment, Executive shall be granted under the Coty Inc. Equity Long-Term Incentive Plan (the “LTIP”) restricted stock units (“RSUs”) for a number of shares having a fair market value as of the grant date of eight hundred thousand dollars ($800,000). Such RSUs shall cliff vest on the third anniversary of the Effective Date.

		3.3.2	Annual Grants. Executive shall be eligible for annual RSU grants at the same time as RSU grants are made to other senior executives, in the discretion of the Company’s Board of Directors (the “Board”) or the Board’s Remuneration and Nomination Committee. The first such grant is expected to be made in October 2014. Annual grants are subject to five-year cliff vesting.

		3.3.3	Platinum Participation. Executive shall be given the opportunity to participate in the LTIP “Platinum” program.

		3.3.4	Amendment or Termination. Executive understands that the LTIP may be amended or terminated by Coty in its sole discretion to the extent provided under the LTIP.
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	3.4	Sign-On Bonus. The Company’s management shall recommend to the Board’s Remuneration and Nomination Committee that within 90 days after the Effective Date Executive be granted as a sign-on bonus RSUs for a number of shares having a fair market value as of the grant date of three hundred thousand dollars ($300,000). Such RSUs shall be subject to three-year cliff vesting. In the event such RSUs are not granted, Executive shall instead receive within such 90-day period a cash sign-on bonus of three hundred thousand dollars ($300,000).

	3.5	Benefits. Executive shall be eligible to participate in the Company’s employee benefit plans in effect from time to time for senior executives of the Company generally. In addition, the company will assist Executive in researching and implementing most effective way to maintain his elder son (Antoine) in the French welfare system.

	3.6	Automobile. Executive shall be given a car allowance or use of a Company car in accordance with Company policy.

	3.7	Other Perquisites. Executive shall receive the following benefits, subject to the terms of the Company’s International Transfer Policy. In all cases taxable amounts shall be grossed up for applicable taxes.

		3.7.1	Education. Executive shall be reimbursed for his children’s private secondary school tuition.

		3.7.2	Travel to France. Executive shall be reimbursed annually for one round trip air ticket to France for each of Executive, Executive’s spouse, and Executive’s children for the first three years of employment. Executive shall consider combining the trip with business purpose when possible.

		3.7.3	Tax Assistance. Executive shall be provided through the Company’s global provider with ongoing tax assistance with respect to his taxes in France and the United States.

		3.7.4	Work Permit and Visas. Executive shall receive assistance for renewing his work permit and visas for Executive and his family and be reimbursed the cost thereof.

4.	Business Expenses. During Executive’s employment under this Agreement, Executive shall be eligible for prompt reimbursement for business expenses, travel and entertainment reasonably incurred by Executive, subject to the terms and conditions of the Coty Travel Policy as in effect from time to time.

5.	Vacation. Executive shall accrue paid vacation at the rate of twenty (20) work days per year or such greater rate as may be provided by the terms and conditions of the Company’s standard vacation policies for its employees as in effect from time to time (the “Vacation Policy”). Executive’s vacation entitlement shall be subject to the terms and conditions of the Vacation Policy, including, without limitation, such overall limitations on accrued but unused vacation as the Vacation Policy may provide. In scheduling vacation Executive shall duly consider the business requirements of the Company.
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6.	Confidentiality. Commencing on the Effective Date and at all times thereafter, Executive shall not use for any purpose or disclose to any third party any Confidential Information (as defined below) other than (i) in the performance of Executive’s duties under this Agreement, (ii) as may otherwise be required by law, regulation or legal process, or (iii) as may be required by a governmental authority, agency or body. “Confidential Information” means any proprietary and/or confidential information relating to Coty, Coty’s customers, or other parties with which Coty has a business relationship or that may provide Coty with a competitive advantage, and includes, without limitation, trade secrets; inventions (whether or not patentable); technology and business processes; business, product, strategic, or marketing plans; negotiating strategies; sales and other forecasts; financial information; client lists or other intellectual property; information relating to compensation and benefits; compilations of public information that become proprietary as a result of Coty’s compilation of such public information for use in its business; and documents (including any electronic record, videotapes or audiotapes) and oral communications incorporating Confidential Information. Executive shall also comply with any confidentiality obligations of Coty to a third party that Executive knows or should know about, whether arising under a written agreement or otherwise. Information shall not be deemed Confidential Information if it is or becomes generally available to the public other than as a result of an unauthorized disclosure or action by Executive or at Executive’s direction or by any other person who directly or indirectly receives such information from Executive. Because Confidential Information is extremely valuable, the Company takes measures to maintain its confidentiality and guard its secrecy. Confidential Information may be copied, disclosed or used by Executive during his employment with the Company only as necessary to carry out Company business and, where applicable, only as required or authorized under the terms of any agreements between the Company and any third party. If Executive is ever asked to disclose any information or materials that are subject to these confidentiality restrictions, pursuant to legal process or otherwise, Executive must contact the Company to seek the Company’s written consent prior to any disclosure.

7.	Non-Competition; Non-Solicitation. Executive will enter into the Company’s standard restrictive covenant agreement for senior executives. Participation to LTIP and other company equity plans is subject to the execution of such agreement, a copy of which has been given to Executive.

8.	Company Property.

	8.1	In General. Executive agrees that all patents, patentable inventions, copyrights, trade secret rights, trademark rights and associated goodwill, rights in know-how, and all other intellectual property rights, as well as all their physical and intangible embodiments, that are conceived, discovered, developed, created or reduced to practice by Executive, solely or in collaboration with others, during the period of his employment with the Company and that relate in any manner to the business of Coty that Executive may be directed to undertake, investigate or experiment with or that Executive may become associated with in performing services for the Company or for Coty (collectively, “Intellectual Property”) are the sole property of the Company. The Company and Executive expressly agree that each copyrightable work created in whole or part by Executive at the direction of Coty or relating to the business of Coty shall be considered a “work made for hire” to the maximum extent allowed by law, and that Company shall be considered the “author” of each such work, as those terms are defined in the Copyright Act 17 U.S.C. §101, et seq. At the Company’s request or in the event any Intellectual Property is deemed for any reason to be owned by
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Executive, Executive also agrees to assign (or cause to be assigned) and hereby assigns fully to the Company all such Intellectual Property.

	8.2	Further Assurances. Executive agrees to assist the Company or its designee, at the Company’s expense, in every lawful way to secure, document and record the Company’s rights in Intellectual Property, including the disclosure to the Company of all pertinent information and data with respect to all Intellectual Property, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company may deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to all Intellectual Property. Executive also agrees that Executive’s obligation to execute or cause to be executed any such instrument or papers shall continue after the termination of this Agreement. Executive further agrees not to assert or make a claim of ownership of any Intellectual Property, and that Executive shall not file any applications for patents or copyright or trademark registration relating to any Intellectual Property.

	8.3	Pre-Existing Materials. Executive agrees that if in the course of performing services for the Company Executive incorporates into or in any way uses in creating Intellectual Property any pre-existing invention, improvement, development, concept, discovery, works, or other proprietary right or information owned by Executive or in which Executive has an interest, (i) Executive shall inform the Company, in writing before incorporating such invention, improvement, development, concept, discovery or other proprietary information into any Intellectual Property, and (ii) Executive hereby grants the Company a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, sell, copy and distribute, and to use or exploit in any way and in any medium, whether or not now known or existing, such item as part of or in connection with such Intellectual Property. Executive shall not incorporate any invention, improvement, development, concept, discovery, intellectual property or other proprietary information owned by any party other than Executive into any Intellectual Property without the Company’s prior written permission.

	8.4	Attorney-in-Fact. Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and on Executive’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright, trademark and mask work registrations with the same legal force and effect as if executed by Executive, if the Company is unable, because of Executive’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Executive’s signature for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright or trademark registrations covering the Intellectual Property owned by the Company pursuant to this Section 8.

9.	Termination for Cause.

	9.1	Termination for Cause. The Company may terminate Executive’s employment and this Agreement for Cause. In such event the Company shall have no further obligations to Executive under this Agreement or otherwise except for any earned but unpaid Salary through the date of termination, any accrued but unused vacation, and any other vested
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benefits to which Executive is entitled in accordance with the terms of any plan of the Company (the “Accrued Compensation”).

	9.2	Cause Definition. “Cause” means:

		(a)	Executive’s willful and continued failure to substantially perform his duties for the Company or to carry out the business plan of the Company as determined by the Board;

		(b)	Executive’s conviction of, guilty plea to, or entry of a nolo contendere plea to, a felony;

		(c)	The willful or continued negligent engaging by Executive in conduct which is materially injurious to the Company, financially or otherwise; or

		(d)	Executive’s breach of any material term of this Agreement or the Company’s policies and procedures, as in effect from time to time.

	9.3	Cure Opportunity. With respect to circumstances described in Section 9.2(a), (c), or (d), Executive’s termination for Cause shall be effective only after notice to Executive setting forth in reasonable detail the nature of any such alleged Cause circumstance and, if the circumstance is susceptible to cure, the action required to cure such circumstance and a period of not less than 30 calendar days during which time Executive shall have an opportunity to appear before the Board to demonstrate that he has cured the conduct that constitutes Cause.

10.	Termination Without Cause.

	10.1	In General. The Company may terminate Executive’s employment and this Agreement without Cause at any time.

	10.2	Termination Benefits. If the Company terminates Executive’s employment without Cause, Executive shall receive, without duplication, the following:

		10.2.1	Executive shall be entitled to his Accrued Compensation.

		10.2.2	Provided that Executive executes within the 30-day period after his Separation Date a general release of claims in the form prescribed by the Company (a “General Release”), and does not revoke the General Release within seven days after such execution, Executive shall be eligible for a continuation of his base Salary for the 12-month period immediately following the date his employment terminates (his “Separation Date”).

11.	Voluntary Separation.

	11.1	In General. Executive may voluntarily terminate his employment and this Agreement for any reason upon at least 90 days’ advance notice, which notice shall disclose details of his new employer or affiliation. In such event, Executive’s Separation Date shall be (x) the date
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specified in Executive’s notice, or (y) such earlier date as of which the Company releases Executive from any further work obligation.

	11.2	Termination Benefits. If Executive voluntarily terminates his employment in accordance with Section 11.1, he shall receive, without duplication, the following:

		11.2.1	Executive shall be entitled to his Accrued Compensation.

		11.2.2	In addition, if the Company elects to release Executive from any further work obligation earlier than the date specified in Executive’s notice, the Company shall continue paying Executive’s Salary during the period beginning on his Separation Date and ending 90 days after the date he provided notice of his voluntary separation.

12.	Death. In the event of Executive’s death while employed by the Company, this Agreement shall automatically terminate. Thereafter, Executive’s designated beneficiary (or, if there is no such beneficiary, Executive’s estate) shall receive any Accrued Compensation as of the date of Executive’s death. In no event shall a payment pursuant to this Section 12 be made later than the 60th day after Executive’s death.

13.	Disability.

	13.1	In General. The Company, in its sole discretion, may terminate Executive’s employment and this Agreement by reason of Executive’s Disability by giving notice to Executive of termination for Disability. “Disability” means an illness, injury or other incapacitating condition as a result of which Executive is unable to perform, with reasonable accommodation, the services required to be performed under this Agreement for a period or periods aggregating more than 120 days in any 12 consecutive months. Executive agrees to submit to such medical examinations as may be necessary to determine whether a Disability exists or the efficacy of proposed reasonable accommodations, pursuant to such reasonable requests made by the Company. Any determination as to the existence of a Disability shall be made by a physician mutually selected by Executive and the Company.

	13.2	Termination Benefits. In the event Executive’s employment is terminated by the Company for Disability, Executive shall receive any Accrued Compensation as of the date of Executive’s termination.

14.	Other Consequences of Termination of Employment.

	14.1	Termination of Benefits. Except as otherwise provided in this Agreement, Executive’s participation in all Company benefit plans and programs shall be governed by the terms of the applicable plan and program documents and award agreements. For the avoidance of doubt, Executive’s Accrued Compensation as of his termination of employment for any reason shall not include any APP amount except to the extent provided by the terms of the APP or this Agreement.

	14.2	Resignation from Positions. If Executive’s employment with the Company terminates for any reason, Executive shall be deemed to have resigned at that time from all officer positions that Executive may have held with Coty. If for any reason this Section 14.2 is
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deemed insufficient to effect such resignation, Executive hereby authorizes the Secretary and any Assistant Secretary of the Company to execute such documents or instruments as the Company may deem reasonably necessary or desirable to effect such resignation or resignations, and to act as Executive’s attorney-in fact solely for the purpose of so effecting such resignation or resignations.

	14.3	Return of Company Property. Upon terminating his employment for any reason or whenever so directed by the Company, Executive shall return any documents, papers, drawings, plans, diskettes, tapes, data, manuals, forms, notes, tables, calculations, reports, or other items which Executive has received, or in or on which Executive has stored or recorded Coty data or information, in the course of his employment as well as all copies and any material into which any of the foregoing has been incorporated and any other Coty property which may be in his possession or control, to the Company or to such entity as Coty may direct, without right of retention.

15.	Deductions and Withholdings.

	15.1	Except as otherwise expressly provided in this Agreement or in any Company benefit plan applicable to Executive, all amounts payable under this Agreement shall be paid in accordance with the Company’s ordinary payroll practices less such deductions and income and payroll tax withholding as may be required under applicable law. Any property, benefits and perquisites provided to Executive under this Agreement shall be taxable to Executive as provided by law.

	15.2	In the event of the termination of Executive’s employment for any reason, the Company reserves the right, to the extent permitted by law and in addition to any other remedy the Company may have, to deduct from any monies that are otherwise payable to Executive and that do not constitute deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (“Section 409A”) all monies Executive may owe to the Company at the time of or subsequent to the termination of Executive’s employment with the Company (including, without limitation, any negative vacation balance). To the extent any law requires an employee’s consent to the offset provided in this Section 15.2 and permits such consent to be obtained in advance, this Agreement shall be deemed to provide the required consent.

16.	Section 409A.

	16.1	In General. All payments and benefits under this Agreement are intended either to be exempt from, or to comply with, the requirements of Section 409A, and this Agreement shall be interpreted and administered in a manner consistent with such intent.

	16.2	Separation from Service. References in this Agreement to “termination of employment” and similar terms shall mean a “separation from service” as determined under Section 409A. A separation from service shall be deemed to occur if it is anticipated that the level of services Executive will perform after a certain date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of services provided by Executive in the immediately preceding 36 months.
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	16.3	Payments Contingent on General Release. If the timing of Executive’s execution of a General Release could (but for this Section 16.3) affect whether an amount that is subject to Section 409A is paid in the taxable year of termination or is instead paid in the next succeeding year (the “Second Year”), then payment of such amount shall be made no earlier than January 1 of the Second Year.

	16.4	Six-Month Delay. If Executive is a “specified employee” as defined in Section 409A at the time of his termination of employment, no amount that is subject to Section 409A and that becomes payable by reason of Executive’s termination of employment shall be paid before the expiration of the 6-month period beginning on Executive’s termination of employment, or, if earlier, Executive’s death.

	16.5	Reimbursement of Expenses or In-Kind Benefits. Reimbursements of expenses and in-kind benefits shall be treated as follows: (i) the amount of such expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits provided in any other taxable year, except as otherwise allowed by Section 409A; (ii) any reimbursement shall be made on or before the last day of the calendar year following the calendar year in which the expenses to be reimbursed were incurred; and (iii) no right to reimbursement or in-kind benefits may be liquidated or exchanged for another benefit.

	16.6	Amendment. The Company may, without Executive’s consent, amend any provision of this Agreement to the extent that, in the reasonable judgment of the Company, such amendment is necessary or advisable to avoid the imposition on Executive of any tax, interest or penalties pursuant to Section 409A. Any such amendment shall maintain, at a minimum, the original economic benefit to Executive of the applicable provision.

	16.7	Separate Payments. If Executive becomes entitled to be paid Salary continuation under any provision of this Agreement, then each payment of Salary during the relevant continuation period shall be considered, and is hereby designated as, a separate payment for purposes of Section 409A.

17.	Survival; Remedies.

	17.1	Survival. The respective rights and obligations of the parties under this Agreement shall survive any termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

	17.2	Dispute Resolution.

		17.2.1	Any dispute or controversy arising under or in connection with this Agreement that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be resolved exclusively in the federal or state courts located in the State of New York. Each party hereto hereby irrevocably accepts and submits to the exclusive jurisdiction of such courts for purposes of this Agreement.
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		17.2.2	The parties shall maintain strict confidentiality with respect to any proceeding commenced or maintained under the provisions of this Agreement, except as may be required by law.

	17.3	Injunctive Relief. The Company has entered into this Agreement in order to obtain the benefit of Executive’s unique skills, talent, and experience. It is understood by both parties to this Agreement that the protections to Coty provided herein are meant for the reasonable protection of the business of Coty and not to impair the ability of Executive to earn a living. Executive acknowledges and agrees that any violation of Section 6, 7, or 8 shall result in irreparable damage to the Company, and accordingly the Company may obtain injunctive and other equitable relief for any breach or threatened breach of such sections, in addition to any other remedies available to the Company. To the extent permitted by applicable law, Executive hereby waives any right to the posting of a bond in connection with any injunction or other equitable relief sought by the Company and Executive agree not to seek such relief in Executive’s opposition to any application for relief the Company shall make.

18.	Severability. If a court determines that any portion of this Agreement is invalid or unenforceable, the remainder of this Agreement shall not thereby be affected and shall be given full effect without regard to the invalid provisions. If the final judgment of a court of competent jurisdiction or other authority (including an arbitrator) declares that any term or provision is invalid or unenforceable, the parties agree that the court or other authority making such determination shall have the power to reduce the scope, duration, area, or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void, or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intent of the invalid or unenforceable term or provision.

19.	No Duplication. The payments and benefits provided in this Agreement in respect of a termination of employment are in lieu of any other salary, bonus or benefits payable by the Company, including, without limitation, any severance or income continuation or protection under any Company plan that may now or hereafter exist. All such payments and benefits shall constitute liquidated damages, paid in full and final settlement of all obligations of the Company to Executive under this Agreement.

20.	Notices. Notices under this Agreement must be given in writing and shall be delivered by hand, or mailed by United States certified mail, return receipt requested, postage prepaid, or sent by FedEx or similar overnight courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by such party by like notice):

To Executive: at his last known address in the Company’s records

To the Company at:

Coty Inc.
350 Fifth Avenue
New York, New York 10118
Attention: General Counsel

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Any notice delivered personally under this Section 20 shall be deemed given on the date delivered, and any notice sent by United States certified mail, postage prepaid, return receipt requested, or by FedEx or similar overnight service, shall be deemed given on the date mailed.

21.	Assignment. This Agreement is for the performance of personal services by Executive and may not be assigned by Executive, except that the rights of Executive hereunder shall pass upon Executive’s death to Executive’s designated beneficiary (or, if there is no such beneficiary, Executive’s estate), provided that Executive shall be entitled, to the extent not prohibited by applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death by giving the Company written notice thereof. This Agreement shall be binding upon and inure to the benefit of the Company’s successors and assigns. Without limiting the foregoing, the Company may assign its rights and delegate its duties hereunder in whole or in part to any transferee of all or a portion of the assets or business to which Executive’s employment relates.

22.	Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard to its conflict of laws provisions.

23.	No Implied Contract. Nothing in this Agreement shall be construed to impose any obligation on the Company to establish or maintain any benefit, welfare or compensation plan or program or to prevent the modification or termination of any benefit, welfare or compensation plan or program or any action or inaction with respect to any such benefit, welfare or compensation plan or program.

24.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. An electronically scanned copy of an executed counterpart shall be given the same effect as the original for purposes of the preceding sentence.

25.	Construction.

	25.1	Headings. All descriptive headings in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to any heading.

	25.2	Contra Proferentem Doctrine Inapplicable. This Agreement shall not be construed for or against any party to this Agreement because that party drafted or caused that party’s legal representative to draft any of its provisions.

26.	Entire Agreement. This Agreement and any documents referred to herein constitute the entire agreement by the parties with respect to the matters covered herein and supersedes any prior agreement, condition, practice, custom, usage and obligation with respect to such matters insofar as any such prior agreement, condition, practice, custom, usage or obligation might have given rise to any enforceable right. No agreements, understandings or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Agreement.
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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

COTY INC.

By:	/s/ Géraud-Marie Lacassagne
Géraud-Marie Lacassagne
Senior Vice President Human Resources

PATRICE DE TALHOUËT

/s/ Patrice de Talhouët

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